Exhibit 99.2

FERRELLGAS PARTNERS, L.P. ANNOUNCES CLOSING OF

PRIVATE PLACEMENT OF $175 MILLION 8 5/8% SENIOR NOTES DUE 2020

OVERLAND PARK, Kansas, January 30, 2017 (GLOBE NEWSWIRE) — Ferrellgas Partners, L.P. (NYSE: FGP) and its wholly-owned subsidiary Ferrellgas Partners Finance Corp. today announced the closing of their previously announced private placement of $175 million in aggregate principal amount of 8 5/8% Senior Notes due 2020.  The notes were issued at a price of 96.0% of par, plus accrued interest from December 15, 2016.  Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp. received net proceeds from the offering of approximately $164.2 million, after deducting the initial purchasers’ discount and expenses of the offering. Ferrellgas Partners, L.P. used the net proceeds from the offering to repay borrowings under its operating partnership’s secured credit facility.

The securities sold have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, absent such registration, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The securities were offered and sold only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any offer or sale of these securities in any jurisdiction in which such an offer or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Contacts:

Jack Herrold, Investor Relations — jackherrold@ferrellgas.com, 913-661-1851

Jim Saladin, Media Relations — jimsaladin@ferrellgas.com, 913-661-1833